Exhibit 99.1
INNOVAGE ANNOUNCES FINANCIAL RESULTS FOR THE
FISCAL THIRD QUARTER ENDED MARCH 31, 2025
DENVER, CO., May 5, 2026 (GLOBE NEWSWIRE) -- InnovAge Holding Corp. (“InnovAge” or the “Company”) (Nasdaq: INNV), an industry leader in providing comprehensive healthcare programs to frail, predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE), today announced financial results for its fiscal third quarter ended March 31, 2026.

We delivered a solid third quarter, reflecting continued improvement in operating execution and financial performance,” said Patrick Blair, Chief Executive Officer of InnovAge. “These results are being driven by stronger performance across our centers and the benefits of the investments we’ve made over the past several years to strengthen our platform. At the same time, we continue reinvesting in our clinical teams, technology, and quality capabilities to further improve participant outcomes and experience over the long term. Based on our performance year to date, we are raising our fiscal 2026 revenue and Adjusted EBITDA guidance.
Financial Results

	Three Months Ended March 31,
	2026	2025
in thousands, except percentages and per share amounts
Total revenues	$251,943	$218,142
Loss Before Income Taxes	(29,773)	(11,061)
Net Loss	(29,940)	(11,133)
Net Loss margin	(11.9)%	(5.1)%

Net Loss Attributable to InnovAge Holding Corp.	(29,461)	(11,378)
Net Loss per share - basic and diluted	$(0.22)	$(0.08)

Center-level Contribution Margin(1)	$61,020	$40,747
Adjusted EBITDA(1)	$30,495	$10,792
Adjusted EBITDA margin(1)	12.1%	4.9%
Fiscal Third Quarter 2026 Financial Performance
•Total revenues of $251.9 million, increased approximately 15.5% compared to $218.1 million in the third quarter of fiscal year 2025
•Loss Before Income Taxes of $29.8 million decreased approximately 169.2%, compared to a Loss Before Income Taxes of $11.1 million in the third quarter of fiscal year 2025

•Loss Before Income Taxes as a percent of revenue was 11.8%, an increase of 6.7 percentage points, compared to Loss Before Income Tax as a percent of revenue of 5.1% in the third quarter of fiscal year 2025
•Center-level Contribution Margin(1) of $61.0 million, increased 49.8% compared to $40.7 million in the third quarter of fiscal year 2025
•Center-level Contribution Margin(1) as a percent of revenue was 24.2%, an increase of 5.5 percentage points compared to 18.7% in the third quarter of fiscal year 2025
•Net loss of $29.9 million, compared to net loss of $11.1 million in the third quarter of fiscal year 2025
•Net loss margin of 11.9%, an increase of 6.8 percentage points, compared to a net loss margin of 5.1% in the third quarter of fiscal year 2025
•Net loss attributable to InnovAge Holding Corp. of $29.5 million, or loss per share of $0.22, compared to net loss attributable to InnovAge Holding Corp. of $11.4 million, or a loss per share of $0.08 in the third quarter of fiscal year 2025
•Adjusted EBITDA(1) of $30.5 million, an increase of $19.7 million, compared to Adjusted EBITDA of $10.8 million in the third quarter of fiscal year 2025
•Adjusted EBITDA(1) margin of 12.1%, an increase of 7.2 percentage points, compared to 4.9% in the third quarter of fiscal year 2025
•Census of approximately 8,050 participants compared to 7,530 participants in the third quarter of fiscal year 2025
•Ended the third quarter of fiscal year 2026 with $95.5 million in cash and cash equivalents plus $43.1 million in short-term investments, and $69.4 million in debt on the balance sheet, representing debt under the Company’s senior secured term loan, revolving credit facility and finance lease obligations

(1) Center-level Contribution Margin and Center-level Contribution Margin as a percentage of revenue, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. For more details and for a definition and reconciliation of these non-GAAP measures to the most closely comparable GAAP measures for the periods indicated, see “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures” below.

Full Fiscal Year 2026 Financial Guidance

Based on information as of today, May 5, 2026, InnovAge is raising total revenues and Adjusted EBITDA guidance for the full year fiscal 2026. Census and Total Member Months remain unchanged.

	Revised Guidance
	Low	High
	dollars in millions
Census	7,900	8,100
Total Member Months(1)	92,900	95,700

Total revenues	$950	$975
Adjusted EBITDA(2)	$85	$90

Expected results and estimates may be impacted by factors outside the Company’s control, and actual results may be materially different from this guidance. See “Forward-Looking Statements - Safe Harbor” included herein.

(1) We define Total Member Months as the total number of participants as of period end multiplied by the number of months within a year in which each participant was enrolled in our program. Management believes this is a useful metric as it more precisely tracks the number of participants the Company serves throughout the year.

(2)Adjusted EBITDA is a non-GAAP measure. See “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures” for a definition of Adjusted EBITDA and a reconciliation to net income (loss), the most closely comparable GAAP measure. The Company is unable to provide guidance for net income (loss) or a reconciliation of the Company’s Adjusted EBITDA guidance because it cannot provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. The Company’s inability to do so is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including variations in effective tax rate, expenses to be incurred for acquisition activities and other one-time or exceptional items.
Conference Call
The Company will host a conference call this afternoon at 5:00 PM Eastern Time.  A live audio webcast of the call will be available on the Company’s website, https://investor.innovage.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for a limited time.  To access the call by phone, please go to this link (registration link), for dialing instructions and a unique access pin.  We encourage participants to dial into the call fifteen minutes ahead of the scheduled start time.
About InnovAge
InnovAge is a market leader in managing the care of high-cost, frail, and predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE). With a mission of enabling older adults to age independently in their own homes for as long as safely possible, InnovAge’s patient-centered care model is designed to improve the quality of care our participants receive while reducing over-utilization of high-cost care settings. InnovAge believes its PACE healthcare model is one in which all constituencies — participants, their families, providers and government payors — “win.” As of March 31, 2026, InnovAge served approximately 8,050 participants across 20 centers in six states. https://www.innovage.com.

Investor Contact:
Ryan Kubota
rkubota@innovage.com
Media Contact:
press@innovage.com
Forward-Looking Statements - Safe Harbor

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts. Examples of forward-looking statements include, among others, statements we may make regarding quarterly or annual guidance; financial outlook, including future revenues and future earnings; mid-term and long-term financial goals; the viability of our growth strategy including our ability or expectations to increase the number of participants we serve, build and/or open de novo centers, or to identify and execute tuck-in acquisitions, joint ventures and other strategic partnerships; the expected impact of government policies including rate pressures resulting from Medicaid budget cuts, and the macroeconomic environment; our ability to control costs, mitigate the effects of elevated expenses or reduced healthcare budgets, expand our payer capabilities, execute clinical value and operational value initiatives and strengthen enterprise functions; and the effects of any of the foregoing on our future results of operations or financial conditions.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control and may cause our actual results and financial condition to differ materially. Important factors that could cause our actual results and financial condition to differ materially include, among others, the following: (i) the viability of our growth strategy, including our ability to find suitable geographies for new centers and to attract new participant and retain existing participants in new and existing centers and our ability to obtain licenses to open such centers; (ii) our ability to identify, successfully complete and integrate acquisitions, joint ventures another strategic partnerships; (iii) the impact of state and federal efforts to reduce healthcare spending, including recent legislation reducing the budget that funds Medicaid (iv) the impact on our business from macroeconomic related challenges, including labor shortages and labor competition; (v) inspections, reviews, audits and investigations under the federal and state government programs, including our ability to sufficiently cure any deficiencies identified; (vi) legal proceedings, enforcement actions and litigation and disputes; (vii) the risk that the cost of providing services will exceed our compensation, which we assume under our PACE contracts; (viii) the dependence of our revenues upon a limited number of government payors, including the risk of sudden loss of any of our government contracts; (ix) the risk that our submissions to government payors may contain inaccurate or unsupportable information, including regarding risk adjustment scores of participants, subjecting us to repayment obligations or penalties; (x) and our ability to comply with the continued listing requirements of Nasdaq.

Forward-looking statements are based only on information currently available to us and speaks only as of the date on which they are made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. We advise you not to place undue reliance on forward-looking statements and to review our risk factors and other disclosures included in the reports we file or furnish with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Note Regarding Use of Non-GAAP Financial Measures

In addition to reporting financial information in accordance with generally accepted accounting principles (“GAAP”), the Company is also reporting Center-level Contribution Margin, Center-level Contribution Margin as a percent of revenue, Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. These non-GAAP measures are supplemental measures of operating performance monitored by management that are not defined under GAAP and that do not represent, and should not be considered as, an alternative to the most directly comparable GAAP measures. We believe that these non-GAAP measures are appropriate measures of operating performance because they allow us to more effectively evaluate our core operating performance and trends from period to period. Our definitions and calculations of non-GAAP measures may vary and not be comparable to similarly titled measures reported by other companies. We believe that these non-GAAP measures help investors and analysts in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

The Company’s management uses Center-level Contribution Margin as the measure for assessing performance of its operating segments and allocating resources, predominantly in the annual budget and forecasting process. For the purpose of evaluating Center-level Contribution Margin on a center-by-center basis, we do not allocate our sales and marketing expense or corporate, general and administrative expenses across our centers. We define Center-level Contribution Margin as total revenues less external provider costs and cost of care, excluding depreciation and amortization, which includes all medical and pharmacy costs.

We define Adjusted EBITDA as net income (loss) adjusted for interest expense, net, other investment income, depreciation and amortization, and provision (benefit) for income tax as well as addbacks for non-recurring expenses or exceptional items, including charges relating to management equity compensation, litigation costs and settlement, M&A diligence, transaction and integration, business optimization, impairments and loss on assets held for sale, and loss (gain) on sale of assets. Adjusted EBITDA margin is Adjusted EBITDA expressed as a percentage of our total revenue.

Schedule 1
InnovAge
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES) (UNAUDITED)

	March 31, 2026	June 30, 2025
Assets
Current Assets
Cash and cash equivalents	$95,536	$64,129
Short-term investments	43,052	41,775
Restricted cash	10	11
Accounts receivable	28,584	36,373
Prepaid expenses	32,045	24,472
Income tax receivable	3,387	3,310
Assets held for sale	—	6,038
Total current assets	202,614	176,108
Noncurrent Assets
Property and equipment, net	165,352	168,044
Operating lease assets	23,667	26,901
Deposits and other	10,332	9,875
Goodwill	142,046	142,046
Other intangible assets, net	3,383	3,877
Total noncurrent assets	344,780	350,743
Total assets	$547,394	$526,851
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$105,590	$76,750
Reported and estimated claims	61,366	58,971
Due to Medicaid and Medicare	16,320	14,382
Current portion of long-term debt	2,536	2,250
Current portion of finance lease obligations	5,154	5,234
Current portion of operating lease obligations	4,647	4,682
Liabilities held for sale	—	2,538
Deferred revenue	275	—
Total current liabilities	195,888	164,807
Noncurrent Liabilities
Deferred tax liability, net	9,282	8,761
Finance lease obligations	5,449	7,535
Operating lease obligations	20,628	23,918
Other noncurrent liabilities	1,821	1,458
Long-term debt, net of debt issuance costs	55,432	57,464
Total liabilities	288,500	263,943
Commitments and Contingencies
Redeemable Noncontrolling Interests	26,115	25,010
Stockholders’ Equity
Common stock, $0.001 par value; 500,000,000 authorized as of March 31, 2026 and June 30, 2025; 137,174,126 issued and 135,711,147 outstanding as of March 31, 2026 and 136,903,271 issued and 135,440,292 outstanding as of June 30, 2025	137	137
Treasury stock at cost, 1,462,979 shares as of March 31, 2026 and June 30, 2025	(7,500)	(7,500)
Additional paid-in capital	348,264	343,378
Retained deficit	(111,871)	(101,047)
Total InnovAge Holding Corp.	229,030	234,968
Noncontrolling interests	3,749	2,930
Total stockholders’ equity	232,779	237,898
Total liabilities and stockholders’ equity	$547,394	$526,851

Schedule 2
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA) (UNAUDITED)

	Three Months Ended March 31,
	2026	2025
Revenues
Capitation revenue	$251,502	$217,819
Other service revenue	441	323
Total revenues	251,943	218,142
Expenses
External provider costs	113,247	107,896
Cost of care, excluding depreciation and amortization	77,676	69,499
Sales and marketing	8,744	6,922
Corporate, general and administrative	76,531	38,597
Depreciation and amortization	4,824	5,386
Total expenses	281,022	228,300
Operating Loss	(29,079)	(10,158)

Other Income (Expense)
Interest expense, net	(988)	(1,160)
Other income, net	294	257
Total other expense	(694)	(903)
Loss Before Income Taxes	(29,773)	(11,061)
Provision for Income Taxes	167	72
Net Loss	(29,940)	(11,133)
Less: net income (loss) attributable to noncontrolling interests	(479)	245
Net Loss Attributable to InnovAge Holding Corp.	$(29,461)	$(11,378)

Weighted-average number of common shares outstanding - basic	135,704,645	135,200,314
Weighted-average number of common shares outstanding - diluted	135,704,645	135,200,314

Net loss per share - basic	$(0.22)	$(0.08)
Net loss per share - diluted	$(0.22)	$(0.08)

Schedule 3
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS) (UNAUDITED)

	Nine Months Ended March 31,
	2026	2025
Operating Activities
Net loss	$(10,466)	$(30,334)
Adjustments to reconcile net loss to net cash provided by operating activities
(Gain) loss on disposal of assets	(478)	260
Provision for uncollectible accounts	—	524
Depreciation and amortization	14,786	16,116
Operating lease rentals	4,603	4,738
Impairments and loss on assets held for sale	104	8,495
Amortization of deferred financing costs	532	322
Stock-based compensation	5,314	6,069
Deferred income taxes	521	509
Other, net	2,039	1,173
Changes in operating assets and liabilities
Accounts receivable	7,789	3,183
Prepaid expenses and other current assets	(7,566)	(6,275)
Income tax receivable	(77)	—
Deposits and other	(2,053)	(4,471)
Accounts payable and accrued expenses	28,464	20,062
Reported and estimated claims	2,395	6,278
Due to Medicaid and Medicare	1,937	2,125
Operating lease liabilities	(4,694)	(4,909)
Deferred revenue	275	—
Net cash provided by operating activities	43,425	23,865
Investing Activities
Purchases of property and equipment	(10,043)	(6,442)
Purchases of short-term investments	(1,193)	(1,610)
Proceeds from sale of assets held for sale	3,716	—
Proceeds from sale of short-term investments	—	6,300
Acquisition of business	—	(4,774)
Net cash used in investing activities	(7,520)	(6,526)
Financing Activities
Payments for finance lease obligations	(4,002)	(3,147)
Principal payments on long-term debt	(61,280)	(2,848)
Proceeds from the issuance of long-term debt	60,082	—
Payments on financing costs	(1,989)	—
Repurchase of equity securities	—	(7,024)
Contribution from joint venture partner	3,200	—
Taxes paid related to net settlements of stock-based compensation awards	(428)	(814)
Net cash used in financing activities	(4,417)	(13,833)
Net change in cash, cash equivalents and restricted cash including cash of $0.08 million reclassified to assets held for sale for the nine months ended March 31, 2026	31,488	3,506

Less: change in cash and restricted cash reclassified to assets held for sale	(82)	—
INCREASE IN CASH, CASH EQUIVALENTS & RESTRICTED CASH	31,406	3,506
CASH, CASH EQUIVALENTS & RESTRICTED CASH, BEGINNING OF PERIOD	64,140	56,960
CASH, CASH EQUIVALENTS & RESTRICTED CASH, END OF PERIOD	$95,546	$60,466

Supplemental Cash Flows Information
Interest paid	$3,251	$3,413
Income taxes paid	$622	$1
Property and equipment included in accounts payable	$1,158	$52
Property and equipment purchased under finance leases	$1,838	$—

Schedule 4
InnovAge
RECONCILIATION OF GAAP AND NON-GAAP MEASURES
(IN THOUSANDS) (UNAUDITED)

Adjusted EBITDA

	Three months ended March 31,
	2026	2025

Net loss	$(29,940)	$(11,133)
Interest expense, net	988	1,160
Other investment income(a)	(294)	(503)
Depreciation and amortization	4,824	5,386
Provision for income tax	167	72
Stock-based compensation	1,790	2,035
Litigation costs and settlement(b)	51,859	13,277
M&A diligence, transaction and integration(c)	—	202
Business optimization(d)	1,101	152
Impairments and loss on assets held for sale(e)	—	144
Adjusted EBITDA	$30,495	$10,792

Net income (loss) margin	(11.9)%	(5.1)%
Adjusted EBITDA margin	12.1%	4.9%
_______________________
(a)Reflects investment income related to short-term investments included in our consolidated statement of operations.
(b)Reflects charges/(credits) related to litigation by stockholders, civil investigative demands, and settlement with our former pharmacy provider. Refer to Note 9, "Commitments and Contingencies" to our condensed consolidated financial statements for more information regarding these proceedings. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy.
(c)Reflects charges related to M&A diligence, transactions and integrations.
(d)Reflects charges related to business optimization initiatives. Such charges relate to one-time investments in projects designed to enhance our technology and compliance systems and improve and support the efficiency and effectiveness of our operations. For the three months ended March 31, 2026, this consists of costs related to organizational restructure. For the three months ended March 31, 2025, this primarily includes costs related to other non-recurring projects aimed at reducing costs and improving efficiencies.
(e)For the three months ended March 31, 2025, reflects loss on sale of center equipment that was originally purchased for the previously planned de novo center in Louisville, Kentucky that the Company is no longer pursuing.

Three months ended December 31,
2025

Net income	$11,805
Interest expense, net	1,246
Other investment income(a)	(483)
Depreciation and amortization	4,877
Provision for income tax	651
Stock-based compensation	1,216
Litigation costs and settlement(b)	1,279
Business optimization(c)	1,560
Adjusted EBITDA	$22,151

Net income margin	4.9%
Adjusted EBITDA margin	9.2%
_______________________
(a)Reflects investment income related to short-term investments included in our consolidated statement of operations.
(b)Reflects charges/(credits) related to litigation by stockholders, civil investigative demands, and settlement with our former pharmacy provider. Refer to Note 9, "Commitments and Contingencies" to our condensed consolidated financial statements for more information regarding these proceedings. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy.
(c)Reflects charges related to business optimization initiatives. Such charges relate to one-time investments in projects designed to enhance our technology and compliance systems and improve and support the efficiency and effectiveness of our operations. For the three months ended December 31, 2025, this consists of costs related to organizational restructure.

Center-Level Contribution Margin

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
(In thousands)	PACE	All other(a)	Totals	PACE	All other(a)	Totals
Capitation revenue	$251,502	$—	$251,502	$217,819	$—	$217,819
Other service revenue	441	—	441	79	244	323
Total revenues	251,943	—	251,943	217,898	244	218,142
External provider costs	113,247	—	113,247	107,896	—	107,896
Cost of care, excluding depreciation and amortization	77,676	—	77,676	69,372	127	69,499
Center-Level Contribution Margin	61,020	—	61,020	40,630	117	40,747

Sales and marketing			8,744			6,922
Corporate, general and administrative			76,531			38,597
Depreciation and amortization			4,824			5,386
Operating loss			(29,079)			(10,158)
Other expense			(694)			(903)
Loss Before Income Taxes			$(29,773)			$(11,061)
Loss Before Income Taxes as a percent of revenue			(11.8)%			(5.1)%
Center- Level Contribution Margin as a % of revenue			24.2%			18.7%

	December 31, 2025
(In thousands)	PACE	All other(1)	Totals
Capitation revenue	$239,620	$—	$239,620
Other service revenue	88	—	88
Total revenues	239,708	—	239,708
External provider costs	111,999	—	111,999
Cost of care, excluding depreciation and amortization	74,902	(18)	74,884
Center-Level Contribution Margin	52,807	18	52,825

Sales and marketing			8,078
Corporate, general and administrative			26,608
Depreciation and amortization			4,877
Operating income (loss)			13,262
Other expense			(806)
Income Before Income Taxes			$12,456
Income Before Income Taxes as a % of revenue			5.2%
Center- Level Contribution Margin as a % of revenue			22.0%
_________________________________
(a)Center-level Contribution Margin from a segment below the quantitative thresholds were primarily attributable to the Senior Housing operating segment of the Company. This segment never met any of the quantitative thresholds for determining reportable segments. As of September 11, 2025, the Company no longer operates Senior Housing as the remaining Senior Housing assets were sold.